AMENDMENT
                                  TO
                       STOCK EXCHANGE AGREEMENT


     This Amendment to Stock Exchange Agreement ("Amendment") is made and entered into this 26th day of November, 2010 to that certain Stock Exchange Agreement dated the 9th day of February, 2010, ("Agreement") by and among Razor Resources, Inc., a Nevada corporation ("Razor"), Compania Minera Cerros del Sur S.A., a Honduran company ("Cerros") and the sole Shareholder of Cerros, Mayan Gold, Inc., a Nevada corporation ("Mayan").

     Whereas, Razor made certain covenants in the Agreement concerning actions described in Sections 7.04 (c), (d),(e), and (f), which actions were all required to be completed at various time, but all before August 9, 2010 and none of which have been satisfied; and,

     Whereas, the Agreement provides the remedy for a default of any of the covenants contained in Section 7.04, but Mayan desires to at this time to forbear from availing itself of those remedies in consideration of entering into this Amendment.

     Now, therefore, in consideration of the mutual promises and covenants contained herein, the forbearance of remedies provided in the Agreement, and other good and valuable consideration, the parties agree as follows:

I. Paragraphs 7.04 (d), (e), and (f) are hereby amended to extend the time for performance of the covenants described therein to the date 90 days after the date of this Amendment.

II.  Paragraph 7.04 (c) is hereby deleted.

III. Paragraph 7.04 is further amended to add the following additional covenants and additional remedies related specifically to compliance with the additional covenants.

(g) Cash Infusion Schedule. Razor agrees that it will make the following cash infusions to Cerros, which shall be accounted for as capital contributions or intercompany loans in the sole discretion of Mayan: $300,000 on or before November 30, 2010, $150,000 on or before January 15, 2011, and $1,550,000 on or before February 15, 2011. All of the described cash contributions shall be utilized solely for mining operations and to reimburse Mayan for mining expenses previously incurred and paid by Mayan and not to defer expenses of Razor's US operations or to pay indebtedness of Razor to former officers or affiliates. If Razor does not make any of such payments on the dates set forth herein, all of the prior payments shall be forfeited and the missed payment shall be a default under the Agreement with Mayan having all rights to remedies set forth therein or herein.

(h) Operational Management. Mayan shall assume the operational management of the Cerros mining operations in Honduras and shall continue in such operations until Mayan is satisfied, in its sole discretion, that Razor has complied in all respects with its covenants set forth in Section 7.04 of the Agreement. The parties shall, in good faith, negotiate and agree on compensation for the services provided by Mayan in managing the operations of the Cerros operations.

(i) Cash Management. All cash contributions set forth above shall be sent to a Mayan Gold bank account created solely for that purpose and Mayan shall make all transfers to Cerros. Mayan shall cooperate with Razor in timely furnishing all accounting records required by Razor to enable it to satisfy its financial filing requirements.

(j)  Geologist.   Razor shall retain a qualified geologist
immediately to oversee the operations in the Cerros mining ventures and shall hire a full time geologist and/or mining engineer to reside in Honduras and direct mining operations at the mine within 60 days of the date of this Amendment.

(k) Heap Leach Operation. Razor agrees to immediately undertake and fund the construction of a tailings pond and heap leach pad to meet the requirements of the Honduran Department of Mines. If the cost of construction cannot be funded through the initial cash contributions set forth above, Razor will provide additional funding to meet all construction payments. Further, Razor agrees that, for a period of two years after the heap leaching operation is put into operation, 40% of all net gold recovered from leaching operations using Cerros' existing mining tailings shall be paid and delivered to Mayan Gold. Mayan Gold shall have no share of any gold recovered through the heap leaching operation using other sources of ore, except its Net Smelter Royalty described in the Agreement. The parties shall each use their best efforts to define the source of gold recovered.

(l) Gold Shipments. All gold shipped to the US shall be sold to Mayan Gold and shipped through its export license and processed in the US under its agreements and accounts with processors and refiners. Mayan Gold shall account monthly to Razor for all such gold shipments and the proceeds for any gold sold and Mayan shall be responsible for compliance with all Honduran laws regarding repatriating funds related to gold shipped to the US.

(m)  Termination of Mayan Operational Involvement.   The herein
described covenants shall continue until full funding has occurred and for a period of 90 days after Mayan has determined, in its sole discretion, that the full time management hired and relocated to Honduras is sufficient and that a CFO hired by Razor to manage financial operations is in place and qualified to assume full operation authority of the mining operations.

IV. Section 8.02 of the Agreement is hereby amended in its entirety to read ad follows:

Section 8.02. Subsequent Default. In the event of a breach of any covenant set forth in sections 4.02, 6.07, or 7.04 herein, Mayan may notify Razor of the default and request that it be remedied within ten (10) business days. Failure to remedy the breach within the ten business days shall be cause for Cerros to immediately cancel 195,000 common shares then issued to Razor and to issue to Mayan 195,000 common shares with the remainder of the outstanding common shares being issued to Razor.

V. Except as specifically amended herein, all of the terms, covenants and conditions set forth in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

RAZOR RESOURCES, INC.



By /s/ Sam Nastat
Its President


MAYAN GOLD, INC.



By /s/ Reed Benson
Its President


COMPANIA MINERA CERROS DEL SUR S.A.



By /s/ Gerardo Flores
Its General Manager